Conference Call Transcript

GLT — Q4 2007 Glatfelter Earnings Conference Call

EVENT DATE/TIME: FEB. 19. 2008 / 11:00AM ET

CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — IR, Corporate Finance Group

George Glatfelter

Glatfelter — CEO & Chairman

John Jacunski

Glatfelter — SVP & CFO

CONFERENCE CALL PARTICIPANTS

Hamzah Mazari

Credit Suisse — Analyst

Christopher Chun

Deutsche Bank — Analyst

PRESENTATION

Operator

Good morning. My name is Shawanna, and I will be your conference operator today. At this time I would like to welcome everyone to the Glatfelter fourth-quarter earnings conference call. (OPERATOR INSTRUCTIONS).

Thank you. It is now my pleasure to turn the floor over to your host, Mr. Glenn Davies. Sir, you may begin your conference.

Glenn Davies - Glatfelter — Corporate Finance Group

Thank you. Good morning and welcome to Glatfelter’s fourth-quarter earnings conference call. My name is Glenn Davies, and I’m with the Company’s Corporate Finance Group. I’m joined this morning by George Glatfelter, our Chairman and Chief Executive Officer, and John Jacunski, our Senior Vice President and Chief Financial Officer.

Before we begin our presentation, I would like to make a few comments. First, in our earnings release and in the comments you will hear this morning, we use the term adjusted earnings. As many of you know, this measure of financial performance is considered to be a non-GAAP measure since it excludes from earnings the effects of certain items that we do not consider to be part of our core business.

In our earnings release, we provided a reconciliation of adjusted earnings to our GAAP-based results together with a discussion of why we use adjusted earnings. The earnings release and the reconciliation are available on the Investor Relations page of our corporate website, Glatfelter.com.

I would also like to remind you that statements made today concerning our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. I would ask you to refer to our 2006 annual report filed with the SEC for important factors that could cause our actual results to differ materially from any results which we might project, forecast or estimate in any of our forward-looking statements.

And finally, again this quarter we have made available, both on our website and through the webcast provider, slides to accompany today’s presentation. John or George may refer to these as they comment on our results to enhance your understanding of the results for the quarter.

Thank you and I would now like to ask George to make his comments.

George Glatfelter - Glatfelter — CEO & Chairman

Thank you, Glenn. Good morning, everyone, and welcome. As you know, earlier this morning we announced results for the fourth-quarter 2007, and I trust that you’ve had an opportunity to review the release. We reported fourth-quarter net income of $50.4 million or $1.11 per share concluding what we consider to be a very successful year for Glatfelter.

Our results for the past two quarters reflect the significant progress we have made to date by implementing our Chillicothe improvement plan. This progress allowed us to achieve an earnings per share accretion run-rate for Chillicothe of $0.37 during the first quarter. We are confident we will be able to achieve our previously provided guidance of $0.45 to $0.50 of accretion in 2008.

Excluding noncore business items, fourth-quarter earnings were $0.29 per share, a 32% increase compared to the fourth quarter of 2006. As for the performance of our core business, both of our business units delivered solid results. Specialty Papers results in the comparison benefited from the significant progress achieved in implementing the Chillicothe improvement initiatives and through strong shipping volumes. The Composite Fibers business unit again delivered solid results with continued strong shipments of food and beverage filter paper products.

Finally, in the fourth quarter, we completed a significant amount of timberland sales. This quarter approximately 33,000 acres were sold for $74 million. For the year we have completed $87 million worth of sales. We believe we obtained very attractive prices for this property and that we are effectively executing our timberland monetization strategy.

Some of you may have noticed that Dante is not with us on the call this morning. He was invited to speak at the Global Dubai Tea Forum in the United Arab Emirates. He will rejoin us for our next quarterly call. So after John provides more in-depth comments on our financial results, I will discuss our operations during the quarter and offer some concluding remarks, after which we will open the line for questions.

I would now like to ask John to review our fourth-quarter financial results with you. John?

John Jacunski - Glatfelter — SVP & CFO

Thank you, George. As George stated, this morning we reported net income of $50.4 million or $1.11 per diluted share for the fourth quarter 2007 compared to $15 million and $0.33 per share last year. The results for both periods include what we consider to be noncore business items, primarily gains on timberlands sales and in 2006 integration and restructuring costs.

If you exclude these items, adjusted earnings for the fourth quarter of 2007 were $0.29 per share compared with $0.22 per share last year. You can find a reconciliation of reported earnings with adjusted earnings on this morning’s release.

As shown on slide five, for those of you with access to the slides on our website, overall the primary drivers of the improvement in adjusted earnings per share quarter-over-quarter were improved operating income from our Specialty Papers business unit which increased earnings per share by $0.10, and lower non-cash pension income that reduced earnings per share by $0.02. Specialty Papers operating income was $14.9 million, an 81% improvement in the comparative. As shown on slide eight, the improvement was led by benefits realized from our Chillicothe improvement initiatives and a 7.6% increase in shipping volumes. Although we did realize higher average selling prices in the comparison, this benefit was more than offset by significantly higher input costs, a trend we saw throughout 2007.

In the Composite Fibers business unit, operating income of $5.9 million was down slightly from the same period a year ago. As shown on slide 11, the negative comparable reflects the impact of a fire in our Lydney mill and the slightly dilutive results from the acquisition of Metallised Products Limited.

As we have commented previously, each of our business units results continue to be adversely impacted by rising input costs, particular for energy and fiber. Although we have been successful in realizing higher selling prices for many of our products, the benefits are being offset by the higher input costs. We expect this trend to continue at least during the first quarter and possibly beyond.

In addition, during the fourth quarter of 2007, we completed a machine upgrade at our Lydney facility with the startup expanding into January 2008. Although the upgrade will benefit future operations, during the startup period in January, lower production volumes will negatively impact our first-quarter operating income by approximately $1.7 million on a pre-tax basis.

With respect to our newly acquired Caerphilly facility, for the year we expect this acquisition to be neutral to earnings. However, it will be slightly dilutive during the first quarter as we implement our business plan.

I also want to remind you that our maintenance outages for our Spring Grove and Chillicothe facilities will occur during the second quarter. In line with our prior guidance, we expect these outages to have an impact of $0.23 to $0.25 per share during the quarter.

We will also complete the previously announced upgrade to our paper machine in our German facility during the second quarter. This will require us to take the machine down for the month of June with startup to occur during July. We expect this project to negatively impact earnings per share by approximately $0.01 during each of Q2 and Q3.

Looking at cash flow, during the fourth quarter, we had positive cash flow of $52 million, which resulted in our net debt declining to approximately $284 million. Since the beginning of the year, our net debt has been reduced by $92 million. This has been driven by much improved cash flow from operations, as well as from timberland sales.

Timberland sales completed during 2007 totaled $87 million, including $74 million during the fourth quarter. Included in the fourth quarter is a $43 million transaction that was structured as an installment sale to allow us to defer the tax on the gain for 20 years. However, the monetization of this installment sale note receivable was not completed until January. So during the first quarter, we received cash proceeds of approximately $37 million from the monetization of this note.

You may recall that we completed a similar transaction during 2003 worth $34 million. As a result, we will see our total debt that is collateralized by installment sale notes receivable increase to $71 million as of the end of the first quarter.

At the end of 2007, we had approximately 40,000 acres of timberland remaining, but we expect our sales in 2008 to decline substantially based on recent changes in market conditions. For 2008 we expect pre-tax proceeds from timberland sales of $15 million to $20 million.

Capital expenditures for the fourth quarter of 2007 totaled $9.7 million and were $29 million for the year compared to depreciation expense of $56 million. In 2008 we expect capital expenditures to total $52 million to $57 million, including the $10 million investment to upgrade our capabilities at one of our inclined-wire paper machines in Germany.

This concludes my comments on our financial results, and I will turn the call back to George.

George Glatfelter - Glatfelter — CEO & Chairman

Thank you, John. As you have just heard, our Specialty Papers business unit had a very strong quarter compared to last year as operating income increased by 81%. This improvement was driven largely by progress implementing our profit improvement initiatives at Chillicothe.

In the third quarter, we began to see the results of the actions we implemented, and we are now seeing significant benefits from these actions. The benefits are primarily attributable to improved material usage across the facility, cost reduction initiatives and improved paper machine yields.

In Specialty Papers total revenues increased 4.9% in comparison to the fourth quarter of last year, and selling prices were higher across all market segments. Our quarter-over-quarter results showed higher volumes of approximately 7.6%, led by strong volumes in book publishing which was up 15% and envelope which was up nearly 12%.

Despite these favorable factors, rising input costs continue to put pressure on our margins. Most notably fiber costs were up about 10%, and energy costs increased approximately 20%.

From an operations perspective, Spring Grove again performed well, and as I commented a moment ago, Chillicothe delivered a strong quarter.

Looking forward, Specialty Papers business unit backlogs are relatively strong, and we expect volumes to improve slightly in the first quarter of 2008 compared to the first quarter of 2007.

Although there are clear indications that economic growth has slowed in the US, we are not yet seeing much of an impact on our business. However, this risk remains as we move through 2008.

As for pricing, we expect selling prices to be slightly higher than fourth-quarter levels. The recently announced price increases in uncoated and envelope products are not expected to significantly benefit our results until the second quarter of 2008.

In Composite Fibers net sales increased almost 12% compared to the same quarter a year ago, primarily reflecting translation of foreign currencies and the inclusion of the newly acquired Caerphilly operation for the month of December. Before including the impact of this acquisition, volumes shipped by Composite Fibers were essentially unchanged in the quarter to quarter comparison. We continue to see strong demand for our tea and coffee filter paper products.

With the acquisition of the Metallised operations, volumes for these products increased 13% in the quarter over quarter comparison. Within Composite Fibers, all facilities ran well during the quarter, except for the impact of the small fire at the Lydney facility. Although the fire was quickly contained, it did interrupt production for about six days. Otherwise, operationally Composite Fibers had a good quarter.

From an outlook perspective for this business unit, we expect pricing and volume for the first quarter of 2008 to be ahead of the comparable quarter of 2007. However, a slower startup of the upgraded paper machine at Lydney will affect our overall results.

So to sum it up, the fourth quarter was another successful quarter in a number of areas, and we are continuing the momentum that we generated throughout 2007 into 2008.

During 2007 we made significant progress with the execution of our business strategy. Highlights included achieving record sales of $1.1 billion and increasing adjusted earnings per share by 47%. Successfully implementing the Chillicothe improvement plan, thereby positioning us to achieve the accretion target of $0.45 to $0.50 per share in 2008. Integrating the Lydney acquisition and achieving the financial benefits of $11 million of EBITDA, nearly six months ahead of schedule. Implementing a continuous improvement initiative at our Spring Grove facility to drive down costs and achieving record production at this facility at a level of 7% higher than 2006. Completing the Caerphilly acquisition, which expanded our capabilities to serve the attractive market for metallized papers. And finally, delivering on our timberland sales program, enabling us to reduce our net debt by 25% during the year.

As we move into 2008, our focus will be on continuing to generate improvements from Chillicothe and achieving those accretion targets. Maximizing the growth opportunities within food and beverage and other attractive specialty niche markets. Improving the cost efficiency of our supply chain and executing creative cost-out projects at each of our facilities as we combat the ever rising input costs for raw materials in energy. And integrating and achieving the business targets of our recent acquisition in Caerphilly. These four things are the most important things that we can do to further improve the performance of the Company, differentiate Glatfelter from others in our industry and generate value for shareholders.

That concludes our prepared remarks for today’s call. I would again like to thank you for your interest and open the line to address your questions. Shawanna, if you would open the line, please.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). [Hamrun Mazari], Credit Suisse.

Hamzah Mazari - Credit Suisse — Analyst

Just a couple of questions. Can you talk about the competitive situation in your uncoated free-sheet business? We know that a lot of the big players are trying to push more into specialties. How much of that are you seeing in your business?

George Glatfelter - Glatfelter — CEO & Chairman

I can comment on that. Over the years we have adopted the strategy of specializing the Glatfelter business, both by virtue of the products that we produce and the manner in which we go to market. We have actually benefited from the consolidation that has transpired within the industry during that period as larger more commodity-oriented producers find it more difficult and less lucrative to serve the high-value niche markets that Glatfelter today operates in.

On the other side of the spectrum has been the closure of a number of smaller specialty mills that has enabled our Company to grow our specialized business principally in North America as a result of their demise.

Getting to the question that you asked, we, frankly, at this point have seen little incursion from commodity producers into the markets in which we participate. We believe that there are barriers to entry to many or most of those markets that are reflective either in the complexity of the products we produce or the service requirements required to sell the products and keep them sold. But that is really the heart of the Glatfelter business model.

Hamzah Mazari - Credit Suisse — Analyst

Great. Just one or two more questions. In your book paper business, how is that business holding up? Any secular changes there or any changes in the approach of your competitors? We saw Boise get into that business a few years ago. Any kind of color you can give us on how that business is doing?

George Glatfelter - Glatfelter — CEO & Chairman

Yes. The book business is basically served by Glatfelter and one or two other competitors today. The most notable change affecting the book business has been the acquisition of the Weyerhaeuser white paper assets by Domtar that happened towards the end of last year. We have been able to grow that business over the year in 2007. We believe that we’ve got a very solid value proposition.

And even though, as you referred to, in the past, other companies such as Boise or in the past Weyerhaeuser may have entered those markets, they had never been able to establish sustainability in the eyes of customers. It is my assessment that Glatfelter is viewed by our customers as a sustainable and totally dedicated supplier to that market, and that is a huge part of our value proposition.

Hamzah Mazari - Credit Suisse — Analyst

Great. Last question. As a group, your businesses tend to be broadly exposed to economic activity, but not necessarily your individual products. Can you talk a little about what your expectations are of the economic outlook for your various businesses?

George Glatfelter - Glatfelter — CEO & Chairman

I can. As I mentioned earlier in the call, obviously the economic influence more broadly has been pretty profound, but in all honesty, we have not experienced that in the markets that we serve. The markets that are probably most closely oriented to the economic influences that are currently in play would be our markets like envelope where we have grown market share substantially over the past year and in our composite laminates business out of Europe whereby papers for overlay are used in the housing industry and the furniture industry. Actually we have seen renewed strength in that market as well as the year has transpired.

So we have not at this point experienced the general malaise that I believe others may have from an economic point of view. Carbonless papers is a big market here in the states that is hypothetically at least transactionally based. Even in that market, we have not seen any deterioration in that market beyond what we had projected.

So at this point, we have been able to maintain or grow our markets virtually across the board. We continue to be concerned with the continuing rise of input costs, principally in areas of fiber, energy and other raw materials, and as I mentioned, I think that that is a concern going into 2008.

Operator

Christopher Chun, Deutsche Bank.

Christopher Chun - Deutsche Bank — Analyst

I just wanted to follow up on the earlier question about the book paper market but from a demand perspective. Because if you look at certain industry data out there, it suggests that demand is falling, but I think, George, you said that your shipment of book papers were up.

So I was wondering if you could talk about whether you’re taking market share or how you feel about the industry statistics about the market declining and your level of concern about how that might affect volumes in the future?

George Glatfelter - Glatfelter — CEO & Chairman

Okay, Chris. Sure. First of all, I think it is important to try to frame the subject because the book publishing market that we participate in is a very, very small subsegment of the overall printing and writing market. But, as you had indicated, we have been successful in growing that market. Last year our revenue, our gross revenue, grew by 11%. In book publishing pricing was virtually flat. And actually that revenue growth accelerated in the quarter to quarter comparison.

So I think that there are a couple of things that are operable with respect to our book business. First of all, I go back to the comments I made earlier.

I do believe that Glatfelter is viewed by our customers as the supplier of choice with a long-term commitment to that business. I think that there has been a fair amount of churn candidly with respect to the printing and writing papers business through recent consolidations, acquisitions and rationalizations that has caused customers to be perhaps a little uneasy about suppliers in the industry, and Glatfelter has been able to consistently deliver as promised to that particular market. And I think our growth is reflective of that.

We do not look at the book publishing market by the way as a market that is in decline. We look at it as a market that is mature, that tends to track GDP, and we managed it that way.

Christopher Chun - Deutsche Bank — Analyst

Okay. And are you seeing any impact from the recent capacity closure announcements by Domtar and also from Fraser?

George Glatfelter - Glatfelter — CEO & Chairman

Well, I think it is a little too soon to comment on the Frazier closures, but the comments I made previously I think reflect the impact of some of the Domtar rationalization moves. Coupled with an emphasis that we have had in that market over the past couple of years to go to market with the best service package in the business. So it is a combination of things, and as further rationalization occurs, I like where we are positioned, frankly, in the book market.

It is not a market that is easy to get into, and it is not a market that as history has shown that is really one that suppliers can jump in and out of with ease.

Christopher Chun - Deutsche Bank — Analyst

Okay, that is helpful. And then I would like to ask you about your land sales program, George. Can you remind us how much land is left and where that is located?

George Glatfelter - Glatfelter — CEO & Chairman

Yes. We have got about 40,000 acres left. About 20,000 of that is in Pennsylvania, and the remainder is split between Virginia, Northern Virginia and Delaware.

Christopher Chun - Deutsche Bank — Analyst

Right, okay. And then can you talk a little bit about the market conditions that you referenced in terms of slowing down the pace of your sales?

George Glatfelter - Glatfelter — CEO & Chairman

Sure, I will turn that over to John. He is a little closer to it than I am.

John Jacunski - Glatfelter — SVP & CFO

Yes, I think the Pennsylvania market, most of our sales are into the recreational use market, and Pennsylvania has held up pretty well. The other markets that we sell into have land in Delaware and Virginia, certainly have been impacted by the housing issues, and as a result of that, we think that sales there will slow down. We just don’t think the values will be there in the next year or so. And so we will look and we might opportunistically sell some property in Delaware and Virginia, but I would not expect us to sell a significant portion of that. We will continue to monetize the Pennsylvania lands as long as the pricing remains at the current levels.

Christopher Chun - Deutsche Bank — Analyst

Great. Thanks, John. And my final question just has to do with clarifying your outlook comment in your press release. Can you give us a little more color to the magnitude to which you expect input costs to outweigh your selling price increases in 1Q, and how that dynamic is shaping up for 2Q and beyond?

John Jacunski - Glatfelter — SVP & CFO

I can give you a little more color commentary. I think certainly we have seen the continuing pressure of energy costs, particularly oil costs, that have impacted a whole host of our raw material inputs, and we’re seeing continuing pressure. I’m not going to be able to quantify that for you for the first quarter, but our pricing, while we expect it to be a little bit higher in the first quarter than the fourth quarter, we’re not going to see significant movements. The price increases for Specialty Papers that were announced in February will have very little impact in the first quarter, and we will start to see that in the second quarter.

In composite fibers I expect there to be a little bit better balance. So I think input costs will be rising, but we will see a little bit better price appreciation. So there will be a little bit better balance, but certainly we are going to see a negative drag on our results. I just don’t have a number I can give you for the first quarter.

Christopher Chun - Deutsche Bank — Analyst

Right. That is fair, but do you think that market conditions allow you to at least fully recover the negative impact of the input cost inflation starting in 2Q?

John Jacunski - Glatfelter — SVP & CFO

I certainly think the gap will be narrowed substantially. We have price increases in the US announced for most of our product line, including the carbonless increase that we announced last year that will roll through some contracts starting in April. So yes, I expect that the gap will be significantly narrowed.

It is a little bit difficult to say at the moment whether they will even each other out given that oil prices have fluctuated. It will depend in part on where oil prices land and how that impacts things like transportation costs and things of that sort.

Operator

This does conclude today’s Glatfelter conference call. You may all disconnect, and have a great day.